                                                            Five-Year Summary
                              (In thousands of dollars except per share data)

                                      % of             % of             % of             % of             % of
                               1995  Sales      1994  Sales      1993  Sales      1992  Sales      1991  Sales
Summary of Operations
Net sales                  $300,157  100.0  $268,707  100.0  $236,979  100.0  $227,391  100.0  $229,536  100.0
   Cost of goods sold       225,353   75.1   205,640   76.5   183,927   77.6   180,198   79.2   183,462   79.9
   Selling, general and
    administrative expenses  39,312   13.1    36,175   13.5    36,323   15.3    37,855   16.6    35,980   15.7
   Research and development
    expenses                  8,004    2.7     6,208    2.3     5,708    2.4     6,092    2.7     5,656    2.5
   (Gain) on sale of property
    and other related provisions                                                  (852)  (0.3)   (1,857)  (0.8)
     Operating earnings      27,488    9.1    20,684    7.7    11,021    4.7     4,098    1.8     6,295    2.7
Other income (expenses)--net    196    0.1       803    0.3      (761)  (0.4)     (277)  (0.1)      (51)   0.0
     Earnings before income
      taxes and cumulative effect
      of changes in accounting
      principles             27,684    9.2    21,487    8.0    10,260    4.3     3,821    1.7     6,244    2.7
Income taxes                 10,520    3.5     7,520    2.8     3,690    1.6     1,920    0.9     2,030    0.9
     Net earnings--before
      accounting changes     17,164    5.7    13,967    5.2     6,570    2.7     1,901    0.8     4,214    1.8
Cumulative effect on prior
  years of accounting changes (a)                              (4,614)  (1.9)
     Net earnings            17,164    5.7    13,967    5.2     1,956    0.8     1,901    0.8     4,214    1.8
Retained earnings--beginning
 of year                    112,506          100,868          100,973          102,482          102,110
Dividends declared           (3,124)          (2,329)          (2,061)          (3,410)          (3,842)
Retained earnings--end of
 year                      $126,546         $112,506         $100,868         $100,973         $102,482
Average shares
 outstanding              5,200,818        5,170,406        5,152,556        5,141,936        5,122,433
Net earnings per share:
   Before accounting changes  $3.30            $2.70            $1.27            $0.37            $0.82
   Cumulative effect on prior
    years of accounting changes (a)                             (0.89)
     Net earnings             $3.30            $2.70            $0.38            $0.37            $0.82
Cash dividends per share      $0.60            $0.45            $0.40          $0.6625            $0.75
Capital expenditures         11,181           13,401           11,696            8,831           15,967
Depreciation and amortiza-
 tion                        11,683           11,236           12,143           11,665           13,102
Financial Position at Year-End
Current assets             $126,113         $110,667          $97,266          $87,376          $91,493
Current liabilities          50,962           44,792           49,888           37,262           39,569
Current ratio              2.5 to 1         2.5 to 1         1.9 to 1         2.3 to 1         2.3 to 1
Working capital             $75,151          $65,875          $47,378          $50,114          $51,924
Inventories                  38,885           41,456           36,059           37,222           40,855
Property, plant and
 equipment--net              50,696           50,777           47,842           48,529           53,828
Total assets                227,127          206,826          185,064          170,773          176,361
Short-term notes payable      6,685            7,436           12,822            5,827            8,160
Long-term obligations        13,714           15,595            4,995           10,826           11,297
Shareholders' equity        146,253          131,855          119,203          119,372          122,485
Common shares outstanding 5,217,329        5,178,604        5,153,424        5,150,824        5,123,824
Equity (book value) per
 share                       $28.03           $25.46           $23.13           $23.18           $23.91
Other Data
Stock price range (dollars
 per share to the nearest
 1/8)                 $37.75-$27.38    $31.00-$19.50    $22.38-$17.00    $24.50-$17.13    $24.00-$16.38
Average number of employees   4,007            4,056            3,975            4,335            4,847
Number of shareholders at
 year-end                     1,062            1,136            1,198            1,278            1,343


(a)  The Company adopted FASB 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions"
       and FASB 109, "Accounting for Income Taxes," as of January 1, 1993.

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